Exhibit 99.1

iBio, Inc. Announces Pricing of $4.5 Million Public Offering

BRYAN, Texas and SAN DIEGO, Dec. 5, 2023 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), today announced the pricing of its reasonable best efforts public offering of 2,250,000 of its shares of common stock (or common stock equivalents in lieu thereof) and accompanying Series C and Series D warrants to purchase up to an aggregate of 2,250,000 shares of common stock at a combined public offering price of $2.00, resulting in gross proceeds of approximately $4.5 million. The Series C Warrants to purchase up to an aggregate of 2,250,000 shares of common stock and Series D Warrants to purchase up to an aggregate of 2,250,000 shares of common stock will have an exercise price of $2.00 per share, will be exercisable immediately following the date of issuance and will expire two years and five years from the original issuance date, respectively.

The closing of the offering is expected to occur on or about December 7, 2023, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering primarily for working capital and general corporate purposes, including for research and development and other trial preparation expenses and, retention and severance payments to certain of its employees or former employees. The Company may also use a portion of the net proceeds to invest in or acquire other products, businesses or technologies, although it has no commitments or agreements with respect to any such investments or acquisitions as of the date of this press release.

A.G.P./Alliance Global Partners is acting as the lead placement agent for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC is acting as co-placement agent for the offering.

A registration statement on Form S-1, as amended (No. 333-275204) (“Form S-1”), relating to the offering was filed with the Securities and Exchange Commission (“SEC”), and it was declared effective on December 4, 2023. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

Forward-Looking Information

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements include, without limitation, statements related to the closing of the public offering and the intended use of proceeds from the public offering. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to continue to execute its growth strategy; its ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications; acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products; its ability to maintain its license agreements; the continued maintenance and growth of its patent estate; its ability to obtain or maintain the capital or grants necessary to fund its research and development activities and whether the Company will incur unforeseen expenses or liabilities or other market factors; successful compliance with governmental regulations applicable to its manufacturing facility; competition; its ability to retain its key employees or maintain its NYSE American listing; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

Susan Thomas

iBio, Inc.

Media Relations

(619) 540-9195

Sthomas@ibioinc.com